Exhibit 99.1

PRESS RELEASE
For immediate Release
Contact: Michael O. Banks 570-200-1340

Penn Millers Holding Corporation to Host Investor Relations Webcast

Wilkes-Barre, Pennsylvania, May 10, 2010 — Penn Millers Holding Corporation (NASDAQ: PMIC) (the “Company”) will hold a webcast on Monday, May 17, 2010 at 10:00 a.m. ET to discuss the Company’s financial results and long-term strategies.

The webcast will be hosted by Douglas A. Gaudet, the Company’s President and Chief Executive Officer, and Michael O. Banks, the Company’s Executive Vice President and Chief Financial Officer.

Interested parties are requested to register for the webcast in advance by following the link below:

http://www.pennmillers.com/events

After registering for this event, participants will receive details on how to login to the webcast.

The webcast will last approximately 30 minutes. Participants will be given the opportunity to submit questions following the formal presentation. The presentation materials will also be made available for download on Penn Millers’ website at www.pennmillers.com on May 14, 2010.

The webcast will be available for replay from May 17 – May 31, 2010 by accessing Penn Millers’ website, www.pennmillers.com.

Penn Millers Holding Corporation provides property and casualty insurance through its wholly-owned subsidiary, Penn Millers Insurance Company. Penn Millers Insurance Company provides agribusiness and commercial lines insurance in 33 states. Penn Millers Insurance Company is rated “A-” (Excellent) by A.M. Best Company, Inc. The Company is located at 72 North Franklin Street in Wilkes-Barre, PA.

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